Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Colonial Financial Services, Inc.
Vineland, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-177426 and 333-169843) of Colonial Financial Services, Inc. of our report dated March 28, 2014, relating to the 2013 consolidated financial statements, which appears in the Form 10-K.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
March 28, 2014